 Exhibit 99.1

Novavax Appoints Vaccine Industry Expert Margaret G. McGlynn to Board of Directors

Gaithersburg, Md., December 9, 2020 -- Novavax, Inc. (Nasdaq: NVAX), a late-stage biotechnology company developing next-generation vaccines for serious infectious diseases, today announced the appointment of Margaret G. McGlynn, R. Ph. to its board as an independent director. Ms. McGlynn brings extensive pharmaceutical industry, vaccine and non-profit experience to her role on the Novavax Board of Directors.

“Margie’s deep experience in vaccine commercialization and understanding of global public health will be invaluable as we move closer to collecting Phase 3 clinical data and submitting NVX-CoV2373, our COVID-19 vaccine candidate, for regulatory authorization and approval,” said Stanley C. Erck, Novavax President and Chief Executive Officer.

Ms. McGlynn is currently President and Board Chair for HCU Network America, an advocacy organization she founded in 2016 that is dedicated to supporting the needs of those impacted by the rare genetic condition homocystinuria (HCU) and related disorders. Prior to founding HCU Network America, Ms. McGlynn served as President and Chief Executive Officer of the International AIDS Vaccine Initiative (IAVI), where she led extensive partnership efforts to advance the development, global launch and access to a broadly effective HIV vaccine. She previously spent more than two decades at Merck, where she held roles of increasing responsibility, including President of Merck Vaccines and Infectious Diseases, and President, U.S. Hospital and Specialty Products Division.

“This is a very exciting time to be joining the Novavax Board, and I look forward to working with my fellow directors to support Novavax’ critical priority to advance and deploy NVX-CoV2373 globally to help end this devastating pandemic, as well as progress the broader vaccine portfolio,” said Ms. McGlynn.

She currently serves on the boards of directors of Amicus Therapeutics and Vertex Pharmaceuticals. In addition to her corporate experience, Ms. McGlynn has served as a Board member for several non-profit organizations, including Hilleman Institute for Developing World Vaccine Research, Gavi, the Vaccine Alliance, the Biotechnology Innovation Organization (BIO), and Life Science Cares Philadelphia.

Ms. McGlynn holds a Bachelor of Science degree in pharmacy, a Master of Business Administration in marketing, and an honorary doctorate from the State University of New York at Buffalo.

About Novavax

Novavax, Inc. (Nasdaq: NVAX) is a late-stage biotechnology company that promotes improved health globally through the discovery, development and commercialization of innovative vaccines to prevent serious infectious diseases. The Company’s proprietary recombinant technology platform combines the power and speed of genetic engineering to efficiently produce highly immunogenic nanoparticles designed to address urgent global health needs. Novavax is conducting late-stage clinical trials for NVX-CoV2373, its vaccine candidate against SARS-CoV-2, the virus that causes COVID-19. NanoFlu™, its quadrivalent influenza nanoparticle vaccine, met all primary objectives in its pivotal Phase 3 clinical trial in older adults and will be advanced for regulatory submission. Both vaccine candidates incorporate Novavax’ proprietary saponin-based Matrix-M™ adjuvant to enhance the immune response and stimulate high levels of neutralizing antibodies.

For more information, visit www.novavax.com and connect with us on Twitter and LinkedIn.

Novavax Forward Looking Statements

Statements herein relating to the future of Novavax and the ongoing development of its vaccine and adjuvant products are forward-looking statements. Novavax cautions that these forward-looking statements are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those expressed or implied by such statements. These risks and uncertainties include those identified under the heading “Risk Factors” in the Novavax Annual Report on Form 10-K for the year ended December 31, 2019, and Quarterly Report on Form 10-Q for the period ended September 30, 2020, as filed with the Securities and Exchange Commission (SEC). We caution investors not to place considerable reliance on forward-looking statements contained in this press release. You are encouraged to read our filings with the SEC, available at sec.gov, for a discussion of these and other risks and uncertainties. The forward-looking statements in this press release speak only as of the date of this document, and we undertake no obligation to update or revise any of the statements. Our business is subject to substantial risks and uncertainties, including those referenced above. Investors, potential investors, and others should give careful consideration to these risks and uncertainties.

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